IV.	EMPLOYEE TRADING AND REPORTING POLICIES

A.	CODE OF ETHICS

Policy

This Code of Ethics (“COE”) is designed to comply with Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). Additionally, as an investment adviser to a registered investment company (“RIC”), ACM must also comply with the RIC’s code of ethics as required by Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”).

Employees of ACM Asset Management (“ACM”) are in a position of trust with respect to its clients. This position requires ACM’s employees to act at all times with the utmost integrity. The COE is designed to educate ACM’s employees as to their responsibilities, protect the reputation of the firm, and guard against violations of the securities laws.

Background

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, non-public information by investment advisers. Rule 204A-1 requires an adviser to have a code of ethics that sets forth standards of conduct and requires compliance with federal securities laws by all of ACM’s employees and requires quarterly reporting of all employees’ personal securities transactions. Similarly Rule 17j-1 (the “Rule”) under the Investment Company Act, requires a RIC that issues shares in separate series (each a “Fund”), to adopt a written Code of Ethics containing provisions reasonably necessary to prevent its Access Persons (defined below) from engaging in fraudulent conduct in connection with the purchase or sale, directly or indirectly, of a Security Held or to be Acquired by a Fund. Both codes of ethics rules (under the Advisers Act and Investment Company Act) impose record keeping requirements with respect to personal securities transactions of certain persons employed by investment advisers.

Section 206 of the Advisers Act makes it unlawful, among other things, for ACM and its employees in connection with the purchase or sale by such person of a security held or to be acquired by ACM for a client:

1)	To employ any device, scheme or artifice to defraud any client or prospective clients;

2)	To make any untrue statement of a material fact or omit to state to a client or prospective client a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

3)	To engage in any transaction, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client; or

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4)	To engage in any act, practice, or course of business this is fraudulent, deceptive or manipulative.

ACM recognizes that the personal investment transactions of its employees, which include all officers, demand the application of a high code of ethics. Consequently, ACM requires that all transactions for employee accounts as defined herein be carried out in a manner that does not endanger the interest of any client or create any apparent or real conflict of interest between the employee and the client. At the same time, ACM believes that if investment goals are similar for clients and ACM employees, it is logical and even desirable that there be a common ownership of some securities.

Conflicts of interest might arise in several ways. An example would be the purchase or sale of a security in an employee account in a manner that would compete with the Fund’s own purchase or sale of securities.

Therefore, it is ACM’s policy to permit its employees and their families and accounts they control other than client accounts to own, for investment purposes, securities identical to those held by the Fund. While recognizing this right to invest in securities, employees must be cognizant that they are bound, both ethically and legally, to avoid actions that might represent a conflict of interest with the Fund.

It is the desire of ACM that the Code of Ethics be conscientiously followed and effectively enforced. The prime responsibility for following it rests with each employee. While ACM will oversee compliance with the Code of Ethics, a conscientious and professional attitude on the part of each employee will ensure that ACM fulfills the highest ethical standards.

Responsibility

The Chief Compliance Officer (“CCO”) has the responsibility for overall implementation and monitoring of ACM’s procedures and reviewing personal securities transaction reports, although he may delegate various tasks to other persons.

Procedures

ACM has adopted the following procedures to implement ACM’s Code of Ethics.

1.	EMPLOYEE TRADING

01.	Definitions

The term “Employee” refers to ACM’s employees and (in this section) includes Directors who attend ACM’s Investment Committee meetings.

Employee Accounts An Employee Account refers to an account in the name, or for the benefit, of any of the following persons:

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a)	The employee;

b)	The employee’s spouse;

c)	The employee’s minor child or children;

d)	Any other relative of the employee or the employee’s spouse sharing the same home as the employee;

e)	Any other person whose account is managed, controlled or influenced by or through the employee, or to whom the employee gives advice with regard to the acquisition or disposition of securities other than an ACM client. Examples of such accounts are accounts where the employee is acting as trustee, executor, pledgee, and agent or in any similar capacity;

f)	Any other account in which the employee has a beneficial ownership interest except accounts over which the employee has no direct or indirect influence or control. Such beneficial interest may arise where an employee has a beneficial interest in securities under a trust, will, partnership or other arrangement, or through a closely held corporation; and

g)	Any other account for which the Employee has discretionary authority to trade except a client account.

02.	Prohibited Transactions

1.	Employee Accounts are prohibited from purchasing or selling any Security under consideration by ACM for the Fund until all Fund transactions contemplated in the security have been completed, or 15 days whichever comes first.

2.	Employee Accounts are prohibited from purchasing any new issue (i.e. Initial Public Offerings) unless the CCO has approved the purchase in writing.

3.	Employee Accounts are prohibited from purchasing any private placement unless the CCO has approved the purchase and the Employee Account submits a written justification for the transaction that the CCO approves. See 07. Preclearance section of this procedure.

03.	Exemptions from Prohibited Transactions

1.	Securities which the Employee Account or Client Account has no influence or control, including:

a)	Purchases or sales effected in any account over which the Employee has no direct or indirect influence or control;

b)	Purchases or sales which are non-volitional on the part of either the Employee Account or the client account;

c)	Purchases which are part of an automatic dividend reinvestment plan or direct stock plan (pending pre-clearance of the original purchase); and
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d)	Securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities (to the extent such rights were acquired from such issuer), and sales of such rights so acquired.

2.	Securities which are direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies.

04.	Other Prohibitions

1.	Employees are prohibited from disclosing securities activities being engaged or contemplated by ACM for the Fund to anyone outside ACM, except broker-dealers and custodians.

2.	Employees may not accept a gift, including entertainment, payment of travel expenses or free attendance at conference and seminars in excess of $250.

3.	Employees may not serve on the Board of Directors of any publicly traded company without prior written authorization of the CCO.

05.	Reporting Requirements

Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies do not need to be disclosed in the following holdings reports. Employees do not need to report transactions effected in any account over which the Employee has no direct or indirect influence or control.

1.	Disclosure of Personal Holdings at Investment Committee Meetings

If an Employee Account of a person attending an Investment Committee meeting or if a member of the Investment Committee holds a security being considered for purchase or sale by client accounts, or a security economically related thereto other than any shares of, or options on, an exchange-traded index fund, such person shall disclose to the Investment Committee his or her holdings of the security at the first occasion upon which the employee becomes aware that ACM is considering the security for the Focus List.

2.	Initial Holdings Report

Existing employees and all new employees as of their date of employment shall disclose in a written report within ten (10) days of becoming an Access Person:

a)	all securities held by employee accounts,
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b)	the names of each broker, dealer and/or bank at which an employee account maintains a securities account and the title on each such account, and

c)	All outside business activities.

See Exhibit 1 for a copy of this report. New employees are also asked to disclose any outside business ventures. New employees will be given ten days to sell any securities they wish to sell as a result of a review of this COE.

3.	Annual Holdings Report

Within thirty days of each calendar year, each Employee shall report in writing to the CCO:

1.	all securities (including any privately held securities such as limited partnership or limited liability company membership interests) held by Employee Accounts,

2.	the names of each broker, dealer and/or bank at which an Employee Account maintains a securities account and the name on each such account, and

3.	all outside business activities

See Exhibit 2 for a copy of this report.

06.	Quarterly Reports of Securities Transactions

Each employee shall complete a Personal Securities Transaction and Securities Account quarterly report for each calendar quarter even if the employee does not have any personal securities transactions or new securities accounts to report and submit the Report to the CCO no later than 30 days after the end of each calendar quarter. If that day is not a business day, then the report shall be submitted no later than the first business day thereafter.

See Exhibit 3 for a copy of this report. Employees shall report the transactions and any new securities accounts for all Employee Accounts except those accounts over which the Employee does not exercise any influence or control. Employees must also report any transactions in the Fund for the calendar quarter.

07.	Preclearance

All Employees and Employee Accounts subject to ACM’s Code of Ethics must pre-clear all personal securities investments in private securities (e.g. private placements, limited partnerships, and private equity) transactions, initial public offerings and transactions in the Fund.

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All requests for preclearance must be submitted in writing to the CCO for approval by submitting a Preapproval Form attached as Exhibit 6 herein. Upon such approval, the Employee will be given thirty (30) days from the date of approval to effect the approved transaction. If the transaction is not executed within this time frame, a new request for preclearance must be submitted.

All requests for preclearance by the CCO for his/her personal securities investments must be submitted to the President, or his designee, for approval.

08.	Conflicts of Interest

Every employee shall notify the CCO of any personal conflict of interest relationship that may involve a client account, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any client account. Such notification shall occur in the pre-clearance process.

To the extent that the CCO has any Employee Accounts or Personal Security Transactions that are reportable under ACM’s COE, such transaction will be submitted to the President for review and approval.

09.	Review of reports

The CCO or his/her designee shall be responsible for reviewing Initial Holdings Reports, Annual Holdings Reports, Initial Certification of Compliance forms, Annual Certification of Compliance forms, Personal Securities Transaction and Securities Account Quarterly Reports and any other documents deemed necessary to assure compliance with this COE. The CCO or his/her designee shall review these documents on a prompt basis.

2.	STANDARDS OF BUSINESS CONDUCT

Employees of ACM are in a position of trust with respect to its clients. This position requires ACM’s employees to act at all times with the utmost integrity. Employees should use reasonable care and exercise independent professional judgment. Each act in which an employee engages, the employee should consider the reputation of the firm. This includes both legal and ethical issues related to the firm and the clients. All actions are to be of the greatest integrity, openness, honesty and trust.

1)	Compliance with Applicable Federal Securities Laws.

ACM employees shall comply with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisers Act and the Investment Company Act of 1940, specifically:

●	Require registration of publicly traded securities,
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●	Prohibit fraud in connection with the offer and sale of securities, and

●	Prohibit fraud on the securities markets.

Because these laws contain numerous definitions and interpretations, it is extremely important that ACM employees become knowledgeable of any provision that may affect their actions or omissions to act by asking questions of ACM’s CCO or outside counsel before engaging in the offer and sale of any security including any pooled vehicle and follow the rules set forth in this COE with respect to the offer and sale of ACM’s services and the management of any client account.

2)	Excessive or Inappropriate Trading

ACM understands that it is appropriate for employees to participate in the public securities markets as part of their overall personal investment programs. ACM management reviews personal trading to ensure the Fund’s client’s interest remains paramount. Accordingly, if personal trading rises to such dimension as to create an environment that is not consistent with the Code of Ethics, such personal transactions may not be approved or may be limited by the CCO.

3)	Outside Business Activities.

An employee shall report to the CCO all outside business activities upon adoption of the COE or upon employment on Exhibit 1, Initial Holdings Report, and annually thereafter on Exhibit 2, Annual Holdings Report. If an employee wishes to accept part-time employment, the following provisions must be observed:

●	The employee must notify the CCO in writing of his intent to accept another position and obtain the CCO’s written approval. This notice should specify the name of the employer, the nature of the job duties and the hours of work.

●	Outside employment must not interfere in any way with the employee’s capability for giving full service to ACM. Such employment cannot be for clients or a competitor nor should the employee take an ownership position with a competitor.

3.	SAFEGUARDING DATA

Employees must safeguard material, non-public information about ACM Fund client transactions and adhere to ACM’s Privacy Policy. This includes, but is not limited to adherence to physical and technical security of data.

1)	Employees may not share access codes or passwords with outside consultants or contractors.

2)	Employees must remove client account statements from general office access at the end of each day.

3)	Employees are prohibited from electronically or otherwise transmitting client transactions to unauthorized entities. Authorized entities include, but are not limited to:
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a.	Affiliates and their designees;

b.	Brokers or Dealers with a business need; and/or

c.	Vendors with contractual need and who have executed a non-disclosure agreement with ACM.

4.	PROCEDURES DESIGNED TO PREVENT AND DETECT INSIDER TRADING

ACM forbids any officer, director or employee from trading, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Firm’s policy applies to every officer, director and employee and extends to activities within and outside their duties at the Firm. Any questions regarding the Firm’s policy and procedures should be referred to the Chief Compliance Officer (“CCO”).

Definition of Insider Trading

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or the communication of material nonpublic information to others. To avoid conflict with trading programs instigated by the investment process, ACM holds on to any non-client trades for 15 days, either side of buy/sale programs and /or word is received confirming completion before that time. Client comes first.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1)	Trading by an insider, while in possession of material nonpublic information, or

2)	Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

3)	Communicating material nonpublic information to others.

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank-lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services. For that to occur the company must expect the Firm to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Firm will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her

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investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.

Penalties include:

(a)	Civil injunctions;

(b)	Treble damages;

(c)	Disgorgement of profits;

(d)	Jail sentences;

(e)	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

(f)	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Contacts with Public Companies

For the Firm, contacts with public companies represent an important part of our research efforts. The Firm may make investment decisions on the basis of the Firm’s conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Firm employee becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. To protect yourself, your clients and the

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Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

Procedures to Implement the Firm’s Prohibition Against Insider Trading

Every time an employee communicates with an official of a public company, the employee should be sure to identify himself as being associated with an investment advisory firm.

The role of ACM’s CCO is critical to the implementation and maintenance of the Firm’s policy and procedures against insider trading. The Firm’s Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

To prevent insider trading, ACM will:

1.	Provide, on a regular basis, an educational program to familiarize officers, directors and employees with the Firm’s policy and procedures, and

●	Answer questions regarding the firm’s prohibition against insider trading;

2.	Resolve issues of whether information received by Firm employees is material and nonpublic and determine what action, if any, should be taken;

●	Review on a regular basis and update as necessary the Firm’s policy and procedures concerning insider trading; and

●	When it has been determined that an officer, director or employee of the Firm has material nonpublic information,

o	Implement measures to prevent dissemination of such information, and

o	If necessary, restrict officers, directors and employees from trading the securities.

To detect insider trading, the CCO will:

1.	Review the trading activity reports filed by each officer, director and employee, and

2.	Review the trading activity of accounts managed by the Firm.

3.	Promptly investigate all reports of any possible violations of the Firm’s Policy Statement on Insider Trading.

4.	Receive from each officer, director and employee notification of all direct communication with research contact for specific company bought and/or sold.
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Special Reports to counsel

Promptly upon learning of a potential violation of the Firm’s prohibition on insider trading, a written report should be sent to the Firm’s outside counsel providing full details, which may include:

(1)	The name of particular securities involved, if any;

(2)	The date the potential violation was discovered and when the investigation began.

(3)	The accounts and individuals involved;

(4)	Actions taken as a result of the investigation, if any; and

(5)	Recommendations for further action. If an employee has any questions about whether information is “material” or “non-public,” or if an employee is aware of circumstances that might suggest that there has been misuse of inside information, it is important to advise the CCO at once.

(6)	In addition, any violation of the prohibition on insider trading can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

5.	PORTFOLIO HOLDINGS DISCLOSURE

Policy

The Fund must disclose any policy and procedures about disclosure of portfolio holdings and any ongoing arrangements to make such information available on a selective basis. This requirement is designed to provide greater transparency of the Fund’s practices with respect to the disclosure of portfolio holdings, and reinforces the Fund’s obligation to prevent the misuse of material non-public information.

The Fund may only disclose portfolio holdings consistent with the antifraud provisions of the Federal Securities Laws. Disclosing non-public portfolio holdings information to selected third parties is permissible only when the Fund has a legitimate business purposes for doing so and the recipients are subject to a duty of confidentiality, including a duty not to trade on the non-public information. Such practices, and the policy and procedures governing such practices, must be disclosed to shareholders.

Procedures

The Fund has adopted the following procedures regarding this matter.

The Fund has adopted the procedures set forth in “Policy on Disclosure of Portfolio Holdings” (copy attached as Exhibit 7) to implement the Fund’s policy and to monitor compliance with the Fund’s policy.

Responsibility

The CCO is responsible for reviewing, maintaining and enforcing these policies and procedures to ensure meeting ACM’s antifraud requirements and disclosure obligations.

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Disclosure

ACM will post the Holdings of the Fund to the ACM Fund website on a Quarterly basis with a 60 day lag.

6.	INITIAL AND ANNUAL CERTIFICATION OF COMPLIANCE WITH THE COE

Initial and Annual Certification of Compliance

Upon adoption of this COE by ACM, each Employee shall certify that: (a) s/he has received this COE: (b) s/he has read and understands this COE and recognizes s/he is subject thereto; (c) s/he has reported all personal securities transactions required to be reported pursuant to the requirements of the COE; (d) s/he has reported the names of each broker, dealer and/or bank where any Employee Account has a securities account; and (e) other than as disclosed on the initial certification, s/he has no knowledge of the existence of any personal conflict of interest which may involve client accounts, such as any economic relationship between his/her transactions and securities held or to be acquired by Client Accounts. The initial and annual certification forms are included as Exhibit 4 and 5 hereto.

Code of Ethics Rule 17j-1

Issues Arising Under the Code of Ethics ACM must describe any issue(s) that arose during the previous year under the Code of Ethics, including any material code or procedural violations, and any resulting sanction(s). ACM must report to the Registered Investment Company’s (“RIC”) Board more frequently as they deem necessary or appropriate and shall do so as requested by the RIC’s Board.

Reporting Issues ACM may report to the Board more frequently as they deem necessary or appropriate and shall do so as requested by the Board.

Certification ACM will report annually in writing, accompanied by a certification, to the RIC’s Board that ACM has adopted procedures reasonably necessary to prevent their Employees from violating their code of ethics.

Record Keeping ACM must maintain records in the manner and to the extent set out in Rule 17j-1 paragraph (f), and must make these records available to the SEC

7.	REPORTING OF CODE VIOLATIONS

Any Employee who becomes aware of any apparent violation of the Code of Ethics shall promptly report such apparent violation to the CCO.

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8.	SANCTIONS

01.	Nature of Sanctions

Upon discovering a violation of this Code, the CCO may impose such sanctions as s/he deems appropriate, including:

●	formal warning;

●	restriction of trading privileges;

●	disgorgement of trading profits;

●	fines; AND/OR

●	suspension or termination of employment.

02.	Sanction Factors

The factors that may be considered when determining the appropriate sanctions include, but are not limited to:

●	the harm to a client’s interest;

●	the extent of unjust enrichment;

●	the frequency of occurrence;

●	the degree to which there is personal benefit from unique knowledge obtained through employment with ACM;

●	the degree of perception of a conflict of interest;

●	evidence of fraud, violation of law, or reckless disregard of a regulatory requirement; and/or

●	the level of accurate, honest and timely cooperation from the person subject to the COE.

9.	EMPLOYEE EDUCATION

01.	Initial Education Sessions.

Prior to or shortly after the adoption of the Code of Ethics, the CCO shall hold one or more meetings for all ACM employees to review the Code of Ethics and answer employee questions.

02.	Ongoing Education Meetings.

At least once each year, the CCO shall hold one or more meetings for all ACM employees to review the Code of Ethics and answer questions.

03.	New Employee Education.

The CCO or his/her designee shall review the contents of the Code of Ethics with each new employee.

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10.	RETENTION OF RECORDS

ACM shall maintain the following records:

●	a copy of any Code of Ethics in effect within the most recent five years;

●	a list of all persons required to make reports hereunder within the most recent five years and a list of all persons who were responsible for reviewing the reports, as shall be updated by the CCO;

●	a copy of each report and certification made by an Employee and submitted to the CCO or his/her designee for a period of five years from the end of the fiscal year in which it was made;

●	each memorandum made by the CCO hereunder, for a period of five years from the end of the fiscal year in which it was made;

●	a record of any violation hereof and any action taken as a result of such violation, for a period of five years following the end of the fiscal year in which the violation occurred; and

●	A copy of every report provided to the Fund’s Board of Directors by the CCO that describes any issues arising under the Code of Ethics.

B.	GIFTS AND ENTERTAINMENT POLICY

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. ACM has adopted the policies set forth below to guide supervised persons in this area.

General Policy

ACM’s policy with respect to gifts and entertainment is as follows:

●	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

●	Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving ACM, or that others might reasonably believe would influence those decisions;

●	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

●	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

●	Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of ACM, including gifts and
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gratuities with value in excess of $250 per year, must obtain consent from the Chief Compliance Officer (“CCO”) before accepting such gift.

●	This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with ACM.

●	This gift reporting requirement is for the purpose of helping ACM monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.

C.	POLITICAL CONTRIBUTIONS

Policy

ACM permits the firm, and its covered associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

ACM recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our firm’s policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

ACM’s practice is to restrict, monitor and require prior approval of any political contributions to government officials. The firm also maintains appropriate records for all political contributions made by the firm and/or its covered associates.

Background

In July 2010, the SEC adopted “Pay-to-Play” rules; including the new anti-fraud Political Contributions by Certain Investment Advisers Rule (Rule 206(4)-5) under the Advisers Act (SEC Release No. IA-3043). The SEC had previously proposed a similar pay-to-play rule in 1999 which was not adopted. The political contribution rule was re-proposed in 2009 and adopted 7/1/2010.

The Political Contributions rule addresses certain pay-to-play practices such as making or soliciting campaign contributions or payments to certain government officials to influence the awarding of investment contracts for managing public pension plan assets and other state governmental investments.

The new rule applies to SEC registered advisers as well as advisers exempt from registration with the SEC pursuant to reliance on the private adviser exemption as provided in Section

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203(b)(3) of the Advisers Act (hereafter, the “adviser”), which manage or seek to manage private investment funds in which government and governmental plans invest.

The Political Contribution Rule and amendments to Rule 204-2 are effective 9/13/2010, and the compliance date is 3/14/2011; although the Rule provides an extended date for compliance with certain of its provisions as detailed below.

By March 14, 2011, Advisers with clients who are government entities must comply with the amendments to Rule 204-2, including:

●	maintaining required records of all individuals who are Covered Associates under the Rule;

●	maintaining required records of political contributions made by the firm or its Covered Associates on and after that date; and

●	maintaining required records identifying all government entities to which the Adviser provides advisory services on and after that date

Notes: The Rule’s prohibition on providing advisory services for compensation to a government entity within two years of a contribution will not apply to, and the Rule’s prohibition on soliciting or coordinating contributions will not be triggered by contributions made before March 13, 2011 (i.e., six months after the effective date of the Rule).

Additionally, Advisers that pay regulated persons to solicit government entities for advisory services on their behalf must maintain a list of those persons beginning on and after September 13, 2011 (i.e., one year after the Rule’s effective date).

Likewise, Advisers to registered investment companies that are “covered investment pools” must comply with the Rule requirements pertaining to such covered pools within one year after the effective date. During that interim time, contributions made by the Adviser or its Covered Associates to government entity clients that have selected the Adviser’s registered investment company as an option of the plan or program will not trigger the prohibitions of the Rule.

Responsibility

The Chief Compliance Officer (“CCO”) has the responsibility for the implementation and monitoring of the political contribution policy, practices, disclosures and recordkeeping.

Implementation

The CCO, or other designated officer, will maintain records including the names, titles, and business and residence addresses of all covered associates;

●	The CCO obtains appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be covered associates, regarding any political contributions made within the preceding two years (from the date s/he becomes a covered
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associate) if such person will be soliciting municipal business;

●	The CCO monitors and maintains records identifying all government entities to which ACM provides advisory services, if any;

●	The CCO monitors and maintains records detailing political contributions made by the firm and/or its covered associates;

●	Such records will be maintained in chronological order and will detail:

1.	the name and title of the contributor;

2.	the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment;

3.	the amount and date of each contribution or payment; and

4.	whether any such contribution was the subject of the exception for certain returned contributions.

●	The CCO will maintain appropriate records following the departure of a covered associate who made a political contribution triggering the two-year ‘time out’s period;

●	The CCO maintains records reflecting approval of political contributions made by the firm and/or its covered associates;

●	Prior to engaging a third party solicitor to solicit advisory business from a government entity, the CCO, or other designated officer, will determine that such solicitor is (1) a “regulated person” as defined under this Rule and (2) determined that such individual has not made certain political contributions or otherwise engaged in conduct that would disqualify the solicitor from meeting the definition of “regulated person”;

On at least an annual basis, the CCO will require covered associates and any third party solicitors to confirm that such person(s) have reported any and all political contributions, and continue to meet the definition of “regulated person”;

The CCO maintains records of each regulated person to whom the firm provides or agrees to provide (either directly or indirectly) payment to solicit a government entity for advisory services on its behalf.

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